EXHIBIT 99.1

TPI Composites, Inc. Announces Third Quarter 2024 Earnings Results – Operational Execution and Strategic Initiatives Drive Improved Profitability

SCOTTSDALE, Ariz., Nov. 07, 2024 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), today reported financial results for the third quarter ended September 30, 2024.

“The third quarter marked a significant improvement for the company, showcasing improved profitability with positive adjusted EBITDA. This improvement was largely driven by 89% utilization in our plants as we made progress on transitioning/starting up ten lines with next-generation workhorse blades. Our results also benefited from eliminating losses that had been burdening our financial performance by divesting the Automotive business and shutting down the Nordex Matamoros plant at the end of the second quarter of this year. Sales reached $380.8 million, reflecting 23% sequential, quarterly growth, and positioning us well to achieve the mid-point of our full-year sales guidance,” said Bill Siwek, President and CEO of TPI Composites.”

“We believe we are well positioned to capitalize on the long-term growth expected in the U.S. onshore wind market as well as to capitalize on the growth with the blades we now have in production. We expect strong demand in the U.S. in the near term that will push our plants in Mexico to near capacity utilization in 2025. We have also agreed with GE Vernova to reopen our Iowa plant in mid-2025 and we have secured additional capacity in the U.S. to meet the needs of our customers. Outside of the U.S. market, we expect that we will continue to face some inflationary challenges in Türkiye and brisk competitive challenges from Chinese manufacturers and therefore our near-term volumes in those regions are still a bit fluid. While our operating environment is pretty dynamic right now, we believe our strong focus on safety, quality, LEAN and technological innovation will allow us to continue to successfully compete at the highest level in the long term.”

Third Quarter 2024 Results and Recent Business Highlights

  Net Sales totaled $380.8 million for the three months ended September 30, 2024, an increase of 2.8% over the same period last year.
  Net loss from continuing operations attributable to common stockholders was $38.6 million for the three months ended September 30, 2024, compared to a net loss of $43.0 million in the same period last year.
  Adjusted EBITDA was $8.0 million for the three months ended September 30, 2024, compared to adjusted EBITDA of $0.2 million in the same period last year.
  Line startup and transitions are fully executed with all ten lines producing next-generation blades.

KPIs from continuing operations	3Q’24	3Q’23
Sets[1]	601	666
Estimated megawatts[2]	2,526	2,892
Utilization[3]	89%	85%
Dedicated manufacturing lines[4]	34	37
Manufacturing lines installed[5]	34	37
Wind Blade ASP (in $ thousands)[6]	$199	$176
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.
  Wind blade ASP represents the average sales price during the period for a single wind blade that we manufacture for our customers.

Third Quarter 2024 Financial Results from Continuing Operations

Net sales for the three months ended September 30, 2024, increased 2.8% to $380.8 million as compared to $370.2 million in the same period in 2023 due to the following:

  Net Sales of wind blades, tooling and other wind related sales (“Wind”) increased by $6.9 million, or 1.9%, to $369.1 million for the three months ended September 30, 2024, as compared to $362.2 million in the same period in 2023. The increase was primarily due to higher average sales prices of wind blades due to changes in the mix of wind blade models produced, in particular the startup of production at one of our previously idled facilities in Juarez, Mexico, favorable foreign currency fluctuations, and an increase in wind blade inventory included in contract assets driven by the startups and transitions. The increase in wind blade inventory directly correlates to higher sales under the cost-to-cost revenue recognition method for our wind blade contracts. This increase was partially offset by a 10% decrease in the number of wind blades produced due primarily to the number and pace of startups and transitions and expected volume declines based on market activity levels.
  Field service, inspection and repair services (“Field Services”) sales increased $3.7 million, or 45.8%, to $11.7 million for the three months ended September 30, 2024, as compared to $8.0 million in the same period in 2023. The increase was due primarily to the return of technicians deployed to revenue generating projects versus time spent on non-revenue generating inspection and repair activities.

Net loss from continuing operations attributable to common stockholders was $38.6 million for the three months ended September 30, 2024, compared to a net loss of $43.0 million in the same period in 2023. The decrease in net loss was primarily driven by the absence of losses from our Nordex Matamoros facility, which was shut down at the end of the second quarter of 2024, lower charges for changes in estimate for pre-existing warranties, a reduction in general and administrative cost due to lower employee compensation costs, an increase in revenue, benefits from foreign currency fluctuations, and a lower income tax provision. These improvements were partially offset by increased labor cost in Türkiye and Mexico, higher start up and transition costs, and higher asset impairments from our tooling business. In addition, the net loss from continuing operations attributable to common stockholders for the three months ended September 30, 2024 includes $24.2 million of interest expense compared to $1.6 million of interest expense and $16.0 million of preferred stock dividends and accretion in the same period in 2023 as result of the Oaktree refinancing of their preferred stock into a senior term loan in December of 2023.

The net loss from continuing operations per common share was $0.81 for the three months ended September 30, 2024, compared to a net loss per common share of $1.01 for the same period in 2023.

Adjusted EBITDA was $8.0 million for the three months ended September 30, 2024, as compared to adjusted EBITDA of $0.2 million during the same period in 2023. Adjusted EBITDA margin was 2.1% as compared to an adjusted EBITDA margin of 0.1% during the same period in 2023. The increase was primarily driven by the absence of losses from our Nordex Matamoros facility, which was shut down at the end of the second quarter of 2024, benefits from foreign currency fluctuations, lower charges for changes in estimate for pre-existing warranties, a reduction in general and administrative cost due to lower employee compensation costs, and an increase in revenue. These improvements were partially offset by increased labor cost in Türkiye and Mexico and higher start up and transition costs.

Net cash provided by operating activities improved by $12.7 million for the three months ended September 30, 2024, as compared to the same period in 2023, primarily due to higher adjusted EBITDA in the current period and other working capital changes, partially offset by an increase in cash paid for taxes and interest.

Net cash used in investing activities increased by $10.4 million for the three months ended September 30, 2024, as compared to the same period in 2023, primarily due to capital expenditures for the startup and transition of our manufacturing lines at our facilities in Mexico and Türkiye and the sale of our Taicang, China facility in the prior year.

2024 Guidance

Guidance for the full year ending December 31, 2024:

Guidance	Full Year 2024
Net Sales from Continuing Operations	Approximately $1.35 billion, previously guided in the range of $1.3 - $1.4 billion
Adjusted EBITDA Margin % from Continuing Operations	A loss of approximately (2%), previously guided approximately 1%
Utilization %	75% to 80% (based on 34 lines installed)
Capital Expenditures	Approximately $30 million, previously guided in the range of $25 - $30 million

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, November 7th, at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-800-343-4849, or for international callers, 1-203-518-9843. The Conference ID for the live call is “TPIC”. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 11157090. The replay will be available until November 21, 2024. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is a global company focused on innovative and sustainable solutions to decarbonize and electrify the world. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., Mexico, Türkiye and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: growth of the wind energy and electric vehicle markets and our addressable markets for our products and services; effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization, preferred stock dividends and accretion less gain on extinguishment on series A preferred stock. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

We provide forward-looking statements in the form of guidance in our quarterly earnings releases and during our quarterly earnings conference calls. This guidance is provided on a non-GAAP basis and cannot be reconciled to the closest GAAP measures without unreasonable effort because of the unpredictability of the amounts and timing of events affecting the items we exclude from non-GAAP measures. For example, stock-based compensation is unpredictable for our performance-based awards, which can fluctuate significantly based on current expectations of future achievement of performance-based targets. Amortization of intangible assets and restructuring costs are all impacted by the timing and size of potential future actions, which are difficult to predict. In addition, from time to time, we exclude certain items that occur infrequently, which are also inherently difficult to predict and estimate. It is also difficult to predict the tax effect of the items we exclude and to estimate certain discrete tax items, like the resolution of tax audits or changes to tax laws. As such, the costs that are being excluded from non-GAAP guidance are difficult to predict and a reconciliation or a range of results could lead to disclosure that would be imprecise or potentially misleading. Material changes to any one of the exclusions could have a significant effect on our guidance and future GAAP results. See Table Four for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2024	2023	2024	2023
Net sales	$380,762	$370,242	$984,625	$1,138,068
Cost of sales	369,882	367,915	982,939	1,163,429
Startup and transition costs	8,113	4,817	51,020	10,174
Total cost of goods sold	377,995	372,732	1,033,959	1,173,603
Gross profit (loss)	2,767	(2,490)	(49,334)	(35,535)
General and administrative expenses	4,717	8,817	22,331	22,618
Loss on sale of assets and asset impairments	9,196	5,164	14,114	14,576
Restructuring charges, net	428	710	908	2,934
Loss from continuing operations	(11,574)	(17,181)	(86,687)	(75,663)
Other income (expense):
Interest expense, net	(24,194)	(1,625)	(68,005)	(6,026)
Foreign currency loss	(2,346)	(511)	(2,845)	(3,257)
Miscellaneous income	759	376	3,461	1,491
Total other expense	(25,781)	(1,760)	(67,389)	(7,792)
Loss before income taxes	(37,355)	(18,941)	(154,076)	(83,455)
Income tax provision	(1,241)	(8,007)	(6,895)	(12,123)
Net loss from continuing operations	(38,596)	(26,948)	(160,971)	(95,578)
Preferred stock dividends and accretion	-	(16,031)	-	(46,802)
Net loss from continuing operations attributable to common stockholders	(38,596)	(42,979)	(160,971)	(142,380)
Net loss from discontinued operations	(1,472)	(29,867)	(31,654)	(48,601)
Net loss attributable to common stockholders	$(40,068)	$(72,846)	$(192,625)	$(190,981)

Weighted-average shares of common stock outstanding:
Basic	47,556	42,570	47,422	42,448
Diluted	47,556	42,570	47,422	42,448

Net loss from continuing operations per common share:
Basic	$(0.81)	$(1.01)	$(3.39)	$(3.36)
Diluted	$(0.81)	$(1.01)	$(3.39)	$(3.36)

Net loss from discontinued operations per common share:
Basic	$(0.03)	$(0.70)	$(0.67)	$(1.14)
Diluted	$(0.03)	$(0.70)	$(0.67)	$(1.14)

Net loss per common share:
Basic	$(0.84)	$(1.71)	$(4.06)	$(4.50)
Diluted	$(0.84)	$(1.71)	$(4.06)	$(4.50)

Non-GAAP Measures (unaudited):
EBITDA	$(5,590)	$(8,638)	$(63,128)	$(50,191)
Adjusted EBITDA	$8,014	$215	$(39,940)	$(20,431)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	September 30,	December 31,
(in thousands)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$125,871	$161,059
Restricted cash	9,576	10,838
Accounts receivable	150,186	138,029
Contract assets	124,851	112,237
Prepaid expenses	19,940	17,621
Other current assets	26,775	34,564
Inventories	4,518	9,420
Assets held for sale	4,966	-
Current assets of discontinued operations	865	19,307
Total current assets	467,548	503,075
Noncurrent assets:
Property, plant and equipment, net	116,282	128,808
Operating lease right of use assets	130,739	136,124
Other noncurrent assets	38,076	36,073
Total assets	$752,645	$804,080

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	$286,245	$227,723
Accrued warranty	35,251	37,483
Current maturities of long-term debt	139,845	70,465
Current operating lease liabilities	26,100	22,017
Contract liabilities	2,768	24,021
Liabilities held for sale	1,073	-
Current liabilities of discontinued operations	1,782	4,712
Total current liabilities	493,064	386,421
Noncurrent liabilities:
Long-term debt, net of current maturities	465,989	414,728
Noncurrent operating lease liabilities	108,096	117,133
Other noncurrent liabilities	7,491	8,102
Total liabilities	1,074,640	926,384
Total stockholders’ deficit	(321,995)	(122,304)
Total liabilities and stockholders’ deficit	$752,645	$804,080

Non-GAAP Measure (unaudited):
Net debt	$(479,228)	$(323,218)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023

Net cash provided by (used in) operating activities	$1,065	$(11,654)	$(74,843)	$(85,908)
Net cash provided by (used in) investing activities	(6,674)	3,684	(22,079)	(3,010)
Net cash provided by financing activities	31,369	920	60,776	109,029
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(616)	(214)	(485)	700
Cash, cash equivalents and restricted cash, beginning of period	111,038	181,144	172,813	153,069
Cash, cash equivalents and restricted cash, end of period	$136,182	$173,880	$136,182	$173,880

Non-GAAP Measure (unaudited):
Free cash flow	$(5,609)	$(20,806)	$(96,922)	$(101,754)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Net loss attributable to common stockholders	$(40,068)	$(72,846)	$(192,625)	$(190,981)
Net loss from discontinued operations	1,472	29,867	31,654	48,601
Net loss from continuing operations attributable to common stockholders	(38,596)	(42,979)	(160,971)	(142,380)
Preferred stock dividends and accretion	-	16,031	-	46,802
Net loss from continuing operations	(38,596)	(26,948)	(160,971)	(95,578)
Adjustments:
Depreciation and amortization	7,571	8,678	22,943	27,238
Interest expense, net	24,194	1,625	68,005	6,026
Income tax provision	1,241	8,007	6,895	12,123
EBITDA	(5,590)	(8,638)	(63,128)	(50,191)
Share-based compensation expense	1,634	2,468	5,321	8,993
Foreign currency loss	2,346	511	2,845	3,257
Loss on sale of assets and asset impairments	9,196	5,164	14,114	14,576
Restructuring charges, net	428	710	908	2,934
Adjusted EBITDA	$8,014	$215	$(39,940)	$(20,431)

Net debt is reconciled as follows:			September 30,	December 31,
(in thousands)			2024	2023
Cash and cash equivalents			$125,871	$161,059
Cash and cash equivalents of discontinued operations			735	916
Total debt, net of debt issuance costs and debt discount			(605,834)	(485,193)
Net debt			$(479,228)	$(323,218)

Free cash flow is reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$1,065	$(11,654)	$(74,843)	$(85,908)
Capital expenditures	(6,674)	(9,152)	(22,079)	(15,846)
Free cash flow	$(5,609)	$(20,806)	$(96,922)	$(101,754)